Exhibit 99.1

FOR IMMEDIATE RELEASE    For further information,
Contact:        Steve Roalstad
(651) 355-4591
steven.roalstad@chsinc.com

Farmer-owned cooperative CHS elects directors;
2016 officer slate selected

ST. PAUL, MINN. (Dec. 7, 2015) - The producer- and member-cooperative owners of CHS Inc. have re-elected five farmers to new three-year terms as directors of the nation’s leading farmer-owned cooperative and global energy, grains and foods company.
The elections took place during the 2015 CHS Annual Meeting held Dec. 4 in Minneapolis. CHS directors must be full-time farmers or ranchers to be eligible for election to the 17-member board.
Re-elected were Don Anthony, Lexington, Neb.; David Bielenberg, Silverton, Ore.; Steve Fritel, Barton, N.D.; David Johnsrud, Starbuck, Minn., and David Kayser, Alexandria, S.D.
Following the annual meeting, the CHS Board elected Bielenberg to a fourth one-year term as chairman. Other directors selected as officers for 2016 were:

•	Fritel, first vice chairman

•	Dan Schurr, LeClaire, Iowa, secretary-treasurer

•	Curt Eischens, Minneota, Minn., second vice chairman

•	Anthony, assistant secretary-treasurer
CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.

This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management's estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2015, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.